                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Investors Financial Services Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       INVESTORS FINANCIAL SERVICES CORP.
                              200 CLARENDON STREET
                                BOSTON, MA 02116


                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 ---------------



To the Stockholders of Investors Financial Services Corp.:

         The Annual Meeting of Stockholders of Investors Financial Services Corp. (the "Company"), a Delaware corporation, will be held on Tuesday, April 13, 1999 at 11:00 a.m., local time, at the company's offices at 200 Clarendon Street, 17th Floor, Boston, Massachusetts, for the following purposes:

         1. To elect two (2) Class I directors, each to serve for a three-year term and until his or her successor is elected and qualified.

         2. To approve the Company's Amended and Restated 1995 Non-Employee Director Stock Option Plan.

         3. To ratify the selection of Deloitte & Touche, LLP as independent auditors for the fiscal year ending December 31, 1999.

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on February 17, 1999 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                       By Order of the Board of Directors



                       John E. Henry
                       Secretary


Boston, Massachusetts
March 5, 1999

                       INVESTORS FINANCIAL SERVICES CORP.
                              200 CLARENDON STREET
                                BOSTON, MA 02116


                                -----------------

                                 PROXY STATEMENT
                                -----------------


                                  MARCH 5, 1999

         Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Investors Financial Services Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 13, 1999, at 11:00 a.m., local time, at the Company's offices at 200 Clarendon Street, 17th Floor, Boston, Massachusetts, or at any adjournments thereof (the "Annual Meeting").

         Only stockholders of record at the close of business on February 17, 1999 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 6,741,778 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were issued and outstanding. An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 5, 1999.

         The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to the Secretary of the Company at any time up to and including the last business day before the day of the Annual Meeting or to the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof.

         The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any director nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of the other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. Votes may be cast in favor of or withheld from each nominee. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

         In addition to the election of directors, the stockholders will consider and vote upon proposals to (i) approve the Company's Amended and Restated 1995 Non-Employee Director Stock Option Plan; and (ii) ratify the selection of auditors, each as further described in this proxy statement. The persons named as attorneys-in-fact in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

         The Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

         On February 16, 1999, the Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend payable March 17, 1999 to stockholders of record on March 1, 1999. All share numbers shown in this Proxy Statement reflect shares outstanding as of February 17, 1999, PRIOR to the two-for-one stock split. Upon completion of the stock split, all share numbers presented in this Proxy Statement will double, but percentage ownership will remain unchanged.

              MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 17, 1999: (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of the Company's Common Stock outstanding at such date; (ii) by each director, nominee and each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers"; and (iii) by all officers, directors and nominees as a group. Unless otherwise indicated below, each person listed below maintains a business address c/o Investors Financial Services Corp., 200 Clarendon Street, Boston, MA 02116 and, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law or as otherwise noted.


NAME AND ADDRESS                                                             AMOUNT AND NATURE               PERCENT
OF BENEFICIAL OWNER                                                             OF OWNERSHIP                OF CLASS**
-------------------                                                             ------------                ----------
Entities associated with The Northwestern
Mutual Life Insurance Company (1) ............................                     519,100                    7.7%
     720 East Wisconsin Avenue
     Milwaukee, WI 53202

Frank B. Condon, Jr. (2)......................................                      14,340                       *
Robert B. Fraser (3)..........................................                       4,837                       *
Donald G. Friedl (4)..........................................                       7,081                       *
Thomas P. McDermott (2).......................................                       9,043                       *
James M. Oates (5)............................................                      20,206                       *
Phyllis S. Swersky (6) .......................................                       4,574                       *
Kevin J. Sheehan (7)..........................................                     238,180                    3.5%
Michael F. Rogers (8).........................................                     136,937                    2.0%
Edmund J. Maroney (9).........................................                      40,778                       *
Robert D. Mancuso (10)........................................                      36,166                       *
Karen C. Keenan (11)..........................................                      30,637                       *
All officers and directors as a group (14 persons) (12).......                     566,610                    8.1%
------------------

*        Less than 1%

** Percentage ownership is based upon 6,741,778 shares of Common Stock outstanding as of February 17, 1999. Shares of Common Stock that may be acquired within 60 days of February 17, 1999 are deemed outstanding for purposes of computing the average ownership of the person holding the right to acquire such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.


(1) Includes (i) 224,300 shares held by The Northwestern Mutual Life Insurance Company, (ii) 75,200 shares held by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account, (iii) 205,400 shares held by the Growth Stock Portfolio of The Northwestern Mutual Life Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company, (iv) 2,900 shares held by the Asset Allocation Fund and 10,700 shares held by the Aggressive Growth Stock Fund of Mason Street

         Funds, Inc., an affiliate of The Northwestern Mutual Life Insurance Company, and (v) 600 shares held by Northwestern Long Term Care Insurance Company, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company. Information with respect to entities associated with The Northwestern Mutual Life Insurance Company is derived from the
         Schedule 13G filed by The Northwestern Mutual Life Insurance Company with the Securities and Exchange Commission on or about February 2, 1999.

(2) Includes 7,310 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan").

(3) Includes 3,837 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the Director Plan.

(4) Includes 6,581 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the Director Plan.

(5) Includes 7,205 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of options granted under the Director Plan.

(6) Includes 4,374 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the Director Plan.

(7) Includes 59,914 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the Company's Amended and Restated 1995 Stock Plan (the "1995 Plan").

(8) Includes 49,154 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the 1995 Plan.

(9) Includes 23,332 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the 1995 Plan.

(10) Includes 23,177 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the 1995 Plan.

(11) Includes 15,818 shares of Common Stock which may be purchased within 60 days of February 17, 1999 upon the exercise of stock options granted under the 1995 Plan.

(12) Includes 184,620 shares of Common Stock which may be purchased by officers and directors within 60 days of February 17, 1999 upon the exercise of stock options granted under the 1995 Plan and 29,412 shares of Common Stock which may be purchased by directors within 60 days of February 17, 1999 upon the exercise of stock options granted under the Director Plan.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                                    NOMINEES

         The Company's By-laws provide for a Board of Directors divided into three classes. The members of each class of directors serve for staggered three-year terms. Mr. Friedl and Ms. Swersky are Class I directors whose terms expire at the Annual Meeting of Stockholders. The Board of Directors is also composed of (i) two Class II directors (Messrs. Condon and Fraser) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000 and (ii) three Class III directors (Messrs. Sheehan, Oates and McDermott) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2001.

         The Board of Directors has nominated and recommended that Mr. Friedl and Ms. Swersky be elected Class I directors, to hold office until the Annual Meeting of Stockholders to be held in the year 2002 and until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted or not voted in accordance with the judgment of the persons named as attorneys in the proxies with respect to the vacancy created by that nominee's inability or unwillingness to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
      A VOTE "FOR" THE ELECTION OF DONALD G. FRIEDL AND PHYLLIS S. SWERSKY

         The following table sets forth the nominees to be elected at the Annual Meeting and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Company, the year the nominee's or director's term will expire and the class of director of each nominee and each director:

NOMINEE'S OR DIRECTOR'S
NAME AND YEAR NOMINEE OR                               POSITION(S) WITH              YEAR TERM           CLASS OF
DIRECTOR FIRST BECAME A DIRECTOR                         THE COMPANY                WILL EXPIRE          DIRECTOR
--------------------------------                         -----------                -----------          --------
NOMINEES:
Donald G. Friedl (1996)                                    Director                     2002                 I
Phyllis S. Swersky (1996)                                  Director                     2002                 I

CONTINUING DIRECTORS:
Frank B. Condon, Jr. (1986)                                Director                     2000                II
Robert B. Fraser (1996)                                    Director                     2000                II
Kevin J. Sheehan (1990)                            Chairman, President, and             2001                III
                                                   Chief Executive Officer
James M. Oates (1995)                                      Director                     2001                III
Thomas P. McDermott (1995)                                 Director                     2001                III

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the directors and the executive officers of the Company, their ages, and the positions currently held by them with the Company. The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full time employee of the Company. There is no family relationship between any executive officer or director of the Company.

NAME                                   AGE     POSITION
----                                   ---     --------

Kevin J. Sheehan                       47      Chairman of the Board, President and Chief Executive Officer
Michael F. Rogers                      41      Executive Vice President
Karen C. Keenan                        36      Senior Vice President, Chief Financial Officer and Treasurer
Robert D. Mancuso                      38      Senior Vice President - Marketing and Client Management
Edmund J. Maroney                      42      Senior Vice President - Technology
David F. Flynn                         52      Senior Vice President - Lending
Richard D. Bartoney                    53      Senior Vice President
Judy A. Murphy                         37      Managing Director - Human Resources
John E. Henry                          34      Managing Director, General Counsel and Secretary
James M. Oates                         52      Director
Thomas P. McDermott                    63      Director
Robert B. Fraser                       70      Director
Frank B. Condon, Jr.                   63      Director
Donald G. Friedl                       66      Director
Phyllis S. Swersky                     47      Director

     Mr. Sheehan is Chairman of the Executive Committee of which Messrs.
Oates and Condon are also members. Mr. Oates is Chairman of the Compensation Committee of which Messrs. Condon and McDermott are also members. Mr. McDermott is Chairman of the Audit Committee of which Mr. Friedl and Ms. Swersky are also members. The Company was organized in June 1995 to serve as the holding company for Investors Bank & Trust Company (the "Bank") and for periods prior to that date, references to the Company mean the Bank. The board of directors and executive officers of the Bank are identical to the board of directors and executive officers of the Company.

     MR. SHEEHAN has served as a director since 1990 and as President since June 1992. He has been Chief Executive Officer and Chairman of the Board of Directors since June 1995. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, Mr. Sheehan was a Senior Vice President at the Bank of New England.

     MR. ROGERS has been Executive Vice President since September 1993, and has had responsibility for all operating areas since 1990. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of Bank of New England, Mr. Rogers was Vice President at the Bank of New England.

     MS. KEENAN has been Treasurer since September 1997 and Senior Vice President and Chief Financial Officer since June 1995. Ms. Keenan has served as Vice President of the Company since September 1992. She joined the Company in August 1989 as an Operations Manager in the mutual fund group, and became Senior Audit Officer in May 1990. She was Treasurer of the Company from July 1991 to May 1994. Prior to joining the Company, Ms. Keenan worked for Arthur Andersen & Co., a public accounting firm.

     MR. MANCUSO has been Senior Vice President - Marketing and Client Management since September 1993. He joined the Company in September 1992. Prior to joining the Company, Mr. Mancuso was Eastern Region Director of Sales for PRJ Associates, a software development firm from January 1989.

     MR. FLYNN has been Senior Vice President - Lending since April 1992, and served as Director of Marketing prior to April 1992. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of Bank of New England, he was Vice President at the Bank of New England.

     MR. MARONEY has been Senior Vice President - Technology since July 1991. Mr. Maroney served as a Systems Manager in the custody department prior to becoming Senior Vice President. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, he was Vice President at the Bank of New England.

     MR. BARTONEY has been Senior Vice President since 1990. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, Mr. Bartoney was Vice President at the Bank of New England.

     MS. MURPHY has been Managing Director of Human Resources since September 1997. Prior to joining the Company, Ms. Murphy was Vice President - Human Resources at Fidelity Investments.

     MR. HENRY has been General Counsel of the Company since February 1996, Secretary of the Company since January 1997 and Managing Director since November 1998. Prior to joining the Company, Mr. Henry was an associate at the Boston law firm of Testa, Hurwitz & Thibeault LLP.

     MR. OATES has been a director of the Company since June 1995. Mr. Oates has been Chairman of IBEX Capital Markets, LLC since 1996 and has been the managing director of the Wydown Group, a consulting firm specializing in start-ups, turn-arounds and defining growth strategies since 1994. Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp Incorporated from 1984 to 1994. Mr. Oates is also a director of Blue Cross and Blue Shield of New Hampshire, Stifel Financial Corporation, Phoenix, Duff & Phelps, Plymouth Rubber Company and Command Systems, as well as twenty-five Phoenix Mutual Funds and six AIB Govett Funds.

     MR. MCDERMOTT has been a director of the Company since June 1995. He has been Managing Director of TPM Associates, a consulting firm, since January 1994. He served as Managing Partner, New England Area of Ernst & Young from 1989 to 1993. Mr. McDermott is also a director of ACCION International and the Pioneer Institute of Public Policy Research.

     MR. FRASER has been a director of the Company since June 1996. Mr. Fraser was Chairman of the Boston law firm of Goodwin, Procter & Hoar LLP from 1984 to 1997 and serves as a director of several charitable organizations.

     MR. CONDON has been a director of the Company since April 1986. From July 1982 to July 1993, he was Chief Executive Officer and President, and from July 1993 to April 1997 he was Chief Executive Officer and Chairman of Woodstock Corporation, a Boston-based investment management firm and of its wholly owned subsidiary, Woodstock Service Corporation, a provider of financial services. Mr. Condon also serves as a Director of Big Sandy Management Company.

     MR. FRIEDL has been a director of the Company since February 1996.
Mr. Friedl has been Managing Director of AquaBio Products Sciences, Inc., a marine biotechnology company, since 1997. He was the Chairman, President and Chief Executive Officer of All Seasons Services, Inc., a commercial food and vending company, from 1986 until January 1997. Mr. Friedl currently serves as a director of Classic Foods, Inc. and Custom Foods, Inc. Mr. Friedl also serves on the Advisory Board of Internet Commerce Services Corp.

     MS. SWERSKY has been a director of the Company since February 1996. She has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses, since 1995. She was the President of The Net Collaborative, Inc., an Internet systems integration company, from 1996 to 1997. She served as President of Work/Family Directions, Inc., a provider of employee benefits programs, from 1992 through 1995. Prior to 1992, she was Executive Vice President and Chief Financial Officer of AICorp, Inc., a computer software company.

     A director may be removed for cause, which is generally defined under Delaware law as an event of a substantial nature which directly affects the rights and interests of a company's stockholders, such as disclosing trade secrets of the company or embezzling corporate funds, by a vote of at least a majority of the shares of the Company's capital stock entitled to vote in the election of directors. A director may be removed without cause by a vote of at least seventy-five percent of the shares of the Company's capital stock entitled to vote in the election of directors.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met twelve times during the fiscal year ended December 31, 1998. The Audit Committee of the Board of Directors, of which Messrs. McDermott and Friedl and Ms. Swersky are currently members, reviews with the independent accountants and management the annual financial statements and independent auditors' opinion, discusses the scope and reviews the results of the examination of the Company's financial statements by the independent auditors, recommends the retention of the independent auditors to the Board of Directors and periodically reviews the Company's accounting policies, audit procedures and internal accounting and financial controls. The Audit Committee met four times during the fiscal year ended December 31,1998. The Compensation Committee, whose members currently are Messrs. Oates, McDermott and Condon, is responsible for administering the Company's stock plans and for reviewing and approving compensation matters concerning the executive officers and key employees of the Company. The Compensation Committee met two times during the fiscal year ended December 31, 1998. The Nominating Committee, whose members currently are Messrs. Condon, McDermott and Oates, is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Company. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendations should be submitted in writing to the Secretary of the Company at the Company's principal executive offices in accordance with the nominating procedures set forth in the Company's by-laws. The Nominating Committee met one time during the fiscal year ended December 31, 1998. During 1998, no director attended fewer than 75% of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

                                      -9



                       COMPENSATION AND OTHER INFORMATION
                  CONCERNING DIRECTORS AND EXECUITIVE OFFICERS

EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the years ended December 31, 1998, 1997 and 1996 to (i) the Company's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company who received total annual salary and bonus in excess of $100,000 in fiscal 1998 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                             ANNUAL COMPENSATION(1)             AWARDS
                                             ----------------------          ----------
                                                                                         ALL OTHER
              NAME AND                                                                  COMPENSATION
         PRINCIPAL POSITION           YEAR     SALARY($)      BONUS($)       OPTIONS(#)      ($)(2)
   -----------------------------    -------- -----------     ----------      ----------  ----------
   Kevin J. Sheehan.............     1998      385,000         481,250         30,000      79,296
     President; Chief Executive      1997      350,000         437,500         30,000      39,520
     Officer; Chairman               1996      300,000         411,000         30,000      29,971

   Michael F. Rogers............     1998      302,500         302,500         25,000      28,032
     Executive Vice President        1997      275,000         275,000         25,000      15,421
                                     1996      250,000         312,500         25,000       9,964

   Edmund J. Maroney............     1998      225,000         225,000         15,000      14,460
     Senior Vice President -         1997      200,000         200,000         15,000       4,635
     Technology                      1996      175,000         218,750         10,000       2,732

   Robert D. Mancuso............     1998      200,000         227,358(3)      15,000       5,847
     Senior Vice President -         1997      180,000         210,326(3)      15,000         751
     Marketing and Client            1996      155,000         162,000(3)       8,500         706
     Management

   Karen C. Keenan..............     1998      160,000         120,000         15,000       5,005
     Senior Vice President, Chief    1997      140,000          70,000         15,000         700
     Financial Officer and Treasurer 1996      122,000          68,320          7,500         666



----------
(1) Does not include non-cash compensation that in the aggregate does not exceed the lesser of $50,000 or 10% of such named individual's cash compensation.
(2) The amount shown for each Named Executive Officer for 1998, 1997 and 1996 includes the dollar value ($4,800, $520 and $520, respectively) of matching contributions made pursuant to the Company's 401(k) plan, a qualified employee benefit defined contribution plan. Also included are net premiums paid by the Company for term life insurance for the benefit of Messrs. Sheehan ($6,704, $449 and $240), Rogers ($2,623, $353 and $240), Maroney ($1,389, $257 and $210), Mancuso ($1,047, $231
         and $186) and Ms. Keenan ($205, $180 and $146) in 1998, 1997 and 1996,
         respectively. The amounts shown also include contributions to a non-qualified supplemental retirement plan for Mr. Sheehan ($67,792, $38,551 and $29,211), Mr. Rogers ($20,609, $14,548 and $9,204) and Mr.
         Maroney ($8,271, $3,858 and $2,002) in 1998, 1997 and 1996,
         respectively.
(3) Amounts shown represent commission payments made during 1998, 1997 and 1996, some of which payments relate to revenues generated in 1997, 1996 and 1995, respectively.

                                      -10




                              OPTION GRANTS IN 1998

         The following table sets forth certain information regarding options to purchase Common Stock granted during 1998 by the Company to the Named Executive Officers. The Company did not grant any stock appreciation rights in 1998.

                                            INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED ANNUAL
                          NUMBER OF    % OF TOTAL                                     PERCENTAGE RATES OF STOCK
                           SHARES        OPTIONS                                         PRICE APPRECIATION
                         UNDERLYING    GRANTED TO                                        FOR OPTION TERM (3)
                          OPTIONS     EMPLOYEES IN   EXERCISE PRICE    EXPIRATION     --------     -----------
NAME                    GRANTED (1)    FISCAL YEAR   ($/SHARE) (2)         DATE        5% ($)          10% ($)
----                    -----------   ------------   --------------    ----------     --------     -----------
Kevin J. Sheehan......     30,000        12.64%           47.875         11/16/08      903,250      2,289,013
Michael F. Rogers.....     25,000        10.53%           47.875         11/16/08      752,708      1,907,511
Edmund J. Maroney.....     15,000         6.32%           47.875         11/16/08      451,625      1,144,506
Robert D Mancuso......     15,000         6.32%           47.875         11/16/08      451,625      1,144,506
Karen C. Keenan.......     15,000         6.32%           47.875         11/16/08      451,625      1,144,506

---------------


(1) Grants become exercisable in 48 equal monthly installments beginning on November 16, 1998.
(2) The exercise price per share of each option was determined by the Compensation Committee to be equal to the fair market value per share of the Common Stock on the date of grant.
(3) Amounts shown represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold. The potential realizable value does not represent the Company's prediction of its future stock price performance.

                                      -11



                       AGGREGATED OPTION EXERCISES IN 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

         The following table sets forth certain information regarding stock option exercises by the Named Executive Officers in 1998 and the number and value of the Named Executive Officers' unexercised stock options at December 31, 1998.


                                                                                        VALUE OF UNEXERCISED
                                                                NUMBER OF                   IN-THE-MONEY
                                                               UNEXERCISED                   OPTIONS AT
                                                     OPTIONS AT DECEMBER 31, 1998(#)   DECEMBER 31, 1998($)(2)
                       SHARES ACQUIRED      VALUE    -------------------------------  ------------------------
NAME                   ON EXERCISE (#) REALIZED (1)($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
----                   --------------- ---------------  -----------   -------------   ----------- -------------
Kevin J. Sheehan......      8,365          227,946           57,464         74,171       2,048,515   1,595,744
Michael F. Rogers.....      6,000          221,437           44,339         61,461       1,554,092   1,314,783
Edmund J. Maroney.....      2,500          111,875           18,388         32,712         604,271     631,292
Robert D. Mancuso.....      1,000           35,875           20,476         32,024         702,132     608,244
Karen C. Keenan.......      1,500           67,125           14,476         30,524         448,598     547,964

---------------

(1) Calculated as the difference between the fair market value of the underlying Common Stock at the exercise date of the options and the aggregate exercise price. Actual gains on stock option exercises depend on the value of the underlying Common Stock on the date such Common Stock is actually sold.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1998 ($59.625 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 31, 1998) multiplied by the number of shares underlying the option. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of Common Stock are sold.

STOCK PLANS

         The Company currently has three stock plans: the Amended and Restated 1995 Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the 1997 Employee Stock Purchase Plan.

BONUSES
         The Company from time to time awards certain key employees bonuses based on both individual and Company performance. The Company's 1998 Bonus Plan was put in place in December 1997 and expired on December 31, 1998. The plan established a target level for 1998 operating earnings per share and cash bonus pools for executive officers based on achieving target levels. Bonuses were allocated by management based on contributions to operating results. Payments to Named Executive Officers in 1998 were made in the following amounts: Mr. Sheehan $481,250; Mr. Rogers $302,500; Mr. Maroney $225,000; Ms. Keenan $120,000; and
all executive officers as a group $1,361,000.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Kevin J. Sheehan, Michael F. Rogers, Robert D. Mancuso, Edmund J. Maroney and Karen C. Keenan on October 11, 1995, each with a term of three years subject to annual renewal and earlier termination. These agreements currently have a term that expires on December 31, 2001.

         Messrs. Sheehan's and Rogers' agreements provide that the Company will employ Messrs. Sheehan and Rogers as President and Chief Executive Officer, and Executive Vice President, respectively, and will pay them an annual salary determined by the Company's Board of Directors, as well as an annual bonus under the Company's then applicable bonus plans, if any. Under their employment agreements, the Company may terminate their employment for cause defined as (i) a finding by the majority of the Board of Directors that the employee has performed his duties inadequately, (ii) action or inaction by the employee which results in a material breach of the agreement or in the employee unfairly competing with the Company, (iii) the commission of a felony which shall adversely affect the employee's ability to perform his duties, or (iv) the commission of an act of fraud, dishonesty, gross negligence or deliberate disregard for the rules and policies of the Company. Termination for cause results in no liability to the Company beyond the payment of wages to the date of discharge, except in the case of a termination solely pursuant to a finding by the majority of the Board of Directors that they have performed their duties inadequately, in which case the agreements provide for a lump sum payment equal to nine months of their annual salary at their then current rate, as well as nine months of continuing medical coverage paid for by the Company. Should their employment be terminated by the Company without cause, by disability, or by Mr. Sheehan or Mr. Rogers for good reason, which good reason includes (i) a material change by the Company of either of their authority, functions or duties which results in a reduction in their respective position's scope, importance or responsibilities, (ii) a failure by the Company to comply with the terms of the employment agreements, and (iii) with respect to Mr. Sheehan only, a failure by the shareholders to re-elect him as a director of the Company, the agreements provide for a lump sum payment equal to the greater of twice their current annual salary or the salary due to be paid under the remaining term of the agreement, plus a bonus payment equal to twice the average of their last two annual bonuses. The agreements also provide for continuation of medical coverage for the longer of two years or the remaining term of the agreement. The agreements also provide that the Company shall pay to Messrs. Sheehan and Rogers an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount equal to same amount as that they would receive upon termination of their employment by the Company without cause. Should the employment of Messrs. Sheehan or Rogers be terminated within three months before and twelve months after a change in control of the Company, defined to be a consolidation, merger, reorganization or sale or transfer of all or substantially all of the assets of the Company, a change in the majority of the Board of Directors, or the acquisition by any person of 20% or more of the voting securities of the Company, the agreements provide for a lump sum severance payment equal to three times their most recent annual salary plus a payment equal to three times the average of their two most recent annual bonuses as well as continuing medical coverage for three years.

         The employment agreements with Messrs. Mancuso and Maroney and Ms. Keenan provide that the Company will employ them as Senior Vice President - Marketing and Client Management, Senior Vice President - Technology and Chief Financial Officer, respectively, and will pay them an annual salary determined by Mr. Sheehan, as President of the Company, subject to approval by the Board of Directors, and an annual bonus in accordance with the Company's then applicable bonus policy. The provisions regarding termination for cause under their employment agreements are identical to those contained in the employment agreements of Messrs. Sheehan and Rogers. Should the employment of Messrs. Mancuso or Maroney or Ms. Keenan be terminated by the Company without cause, by disability, or by Mr. Mancuso, Mr. Maroney or Ms. Keenan for good reason, which good reason is defined the same as described above in the employment agreements of Messrs. Sheehan and Rogers, the agreements provide for a lump sum payment equal to the greater of the current annual salary of Messrs. Mancuso or Maroney or Ms. Keenan or the salary due to be paid under the remaining term of the agreement, plus a bonus payment equal to the average of their last two annual bonuses. Should Ms. Keenan's employment be terminated by death, her agreement provides for a lump sum payment in the same amount as that she would receive upon termination of her employment by the Company without cause. The agreements of Messrs. Maroney and Mancuso provide that the Company shall pay to Messrs. Maroney and Mancuso an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount equal to the same amount as that they would receive upon termination of their employment by the Company without cause. The agreements also provide for continuation of medical coverage for the longer of one year or the remaining term of the agreement. Should the employment of Messrs. Mancuso or Maroney or Ms. Keenan be terminated within three months before and twelve months after a change in control of the Company, as described above in the employment agreements of Messrs. Sheehan and Rogers, the agreements provide for a lump sum severance payment equal to two times the most recent annual salary of Messrs. Mancuso or Maroney or Ms. Keenan, as applicable, plus a payment equal to two times the average of their two most recent annual bonuses as well as continuing medical coverage for two years.

PENSION PLAN

         In 1971, the Company adopted the Investors Bank & Trust Pension Plan, as amended (the "Pension Plan"), covering all employees who are at least 21 years of age. In 1996, the Company amended the Pension Plan to freeze the admission of new entrants after December 31, 1996. Benefits under the Pension Plan are based on an employee's years of service and his or her final average monthly compensation. A participant's monthly benefit at normal retirement (I.E., at or after attaining the age of 65 years) payable as a life annuity equals a percentage of the participant's final average monthly compensation multiplied by years of service. The percentage varies depending on years of service and the level of final average monthly compensation. Early retirement benefits are available to participants who have attained age 55 and have at least 10 years of service. Benefits are payable at retirement in the form of a monthly annuity or a single lump sum.

         A participant's final average monthly compensation is the average of his total eligible compensation (I.E., salary, annual bonus and other cash earnings) in his highest paid five consecutive full calendar years of employment in his last 10 consecutive full calendar years of employment, subject to certain limits on eligible compensation set by Federal law. For 1998, such limit was $160,000. The Pension Plan's benefit formula described above became effective in 1991, but applies to all periods of benefit service.

         The following table shows the estimated annual benefits payable upon retirement in specified compensation and years of service classifications.


                                                           Years of Service
                 -----------------------------------------------------------------------------------------------------
  Remuneration          10               15               20              25               30               35
  ------------      ----------       ----------       ----------      ----------       ----------       ----------
      $50,000         $  8,000          $12,000         $ 16,000        $ 20,000         $ 21,875         $ 23,750
     $100,000          $18,134          $27,201         $ 36,268        $ 45,335         $ 49,085         $ 52,835
     $150,000          $28,884          $43,326         $ 57,768        $ 72,210         $ 77,835         $ 83,460
     $200,000          $39,634          $59,451         $ 79,268        $ 99,085         $106,585         $114,085
     $250,000          $50,384          $75,576         $100,768        $125,960         $135,335         $144,710
     $300,000          $61,134          $91,701         $122,268        $152,835         $164,085         $175,335

         The Named Executive Officers have the following credited years of service under the Pension Plan: Mr. Sheehan, 25 years; Mr. Rogers, 17 years; Mr. Maroney, 12 years; Ms. Keenan, 10 years; and Mr. Mancuso, 6 years.


REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

         The Company's compensation policy for executive officers is designed to achieve the following objectives:

         - To enhance profitability of the Company and increase stockholder value.
         - To reward executives in accordance with the Company's annual and long-term performance goals.
         - To recognize individual initiative and achievement.
         - To provide competitive compensation that will attract and retain qualified executives.

         The compensation program for executive officers consists of three elements: (1) base salary, which is determined on an annual basis and is primarily dependent on external market data; (2) annual incentive compensation in the form of cash bonuses which are based on the achievement of both pre-determined financial objectives of the Company and individual objectives; and (3) long-term incentive compensation, in the form of stock options, granted periodically with the objective of aligning the executive officers' long-term interests with those of the stockholders, encouraging superior results over an extended period and retaining key executive officers.

         Base salary is intended to be competitive with base salary offered for similar executive positions at other local companies in the same or similar industries. The base salary for the Company's executive officers for 1998 reflected a mid-range level of competitive compensation in order to attract and retain key executive officers. In addition to external market data, the Committee also reviews the Company's financial performance and individual performances when adjusting base salary annually.

         In November 1998, the Compensation Committee set the terms for the 1999 Bonus Plan, which is to be reviewed and updated annually. This plan established a target level for operating earnings per share for 1999 and cash bonus pools for executive officers based on achieving target levels. If 1999 operating earnings per share equal the target, executive officers will receive bonuses ranging from 50% to 125% of their salary, depending on their position and individual performance, with the Chief Executive Officer receiving 125% of his salary. If 1999 operating earnings per share exceed the target level, additional bonus amounts are available. No bonuses will be payable to executive officers if 1999 operating earnings per share are less than or equal to 1998 operating earnings per share.

         Long-term incentive compensation, in the form of stock options, also aligns executive officers' interests with those of stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with an emphasis on long-term financial results and may help to retain key executive officers.

         When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules and exercise price of outstanding options and the current stock price. Stock options granted under the Company's 1995 Stock Plan have had an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest over a four-year period.

         The 1998 base salary for Mr. Sheehan, the Company's Chief Executive Officer and President, was established by the Board of Directors in December 1997. Under the terms of the 1998 Bonus Plan, Mr. Sheehan's bonus eligibility was set forth on a matrix under which Mr. Sheehan would receive no bonus if 1998 operating earnings per share did not exceed 1997 operating earnings per share. Mr. Sheehan's bonus eligibility increased incrementally with each $.05 per share by which 1998 operating earnings exceeded 1997 operating earnings. In accordance with the terms of the 1998 Bonus Plan, at the Company's operating earnings level of $2.20 per share for 1998, Mr. Sheehan was eligible for a bonus equal to 125% of his 1998 salary, or $481,250. Accordingly, approximately 56% of his $866,250 in 1998 cash compensation was based on corporate performance, specifically, the Company's operating earnings per share. Also, the Compensation Committee granted Mr. Sheehan options to purchase 30,000 shares of Common Stock. The Board of Directors believes that Mr. Sheehan has led the Company toward achieving its goals of growth in the revenue and client base and expansion in the breadth of services provided. The Board specifically noted the Company's successful completion of two strategic acquisitions during 1998 and the Company's overall performance under Mr. Sheehan.

         In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by
Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

         The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

                            RESPECTFULLY SUBMITTED BY
                           THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                 James M. Oates
                              Frank B. Condon, Jr.
                               Thomas P. McDermott


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has established a Compensation Committee currently consisting of Messrs. Oates, Condon and McDermott. No executive officer of the Company served as a member of the Compensation Committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Company.


COMPENSATION OF DIRECTORS

         Employee directors do not receive cash compensation for their service as members of the Board of Directors. For 1998, non-employee directors received an annual fee of $10,000 and an additional $1,000 for each meeting of the Board of Directors they attended. During 1999, non-employee directors will receive $1,100 for each meeting of the Board of Directors that they attend. Non-employee directors are also eligible for participation in the 1995 Non-Employee Director Stock Option Plan, pursuant to which each non-employee director receives automatic grants of options and is eligible to receive their annual fee in the form of stock options. See Proposal 2 "Approval of the Amended and Restated 1995 Non-Employee Director Stock Option Plan."

STOCK PERFORMANCE

         The following graph compares the change in the cumulative total stockholder return on the Company's Common Stock for the period from the Company's initial public offering on November 8, 1995 through December 31, 1998, with the cumulative total return on the Center for Research in Securities Prices Index for the Nasdaq Stock Market ("Nasdaq Stock Market Index") and the Center for Research in Securities Prices Index for Nasdaq financial stocks ("Nasdaq Financial Stocks Index"). The comparison assumes $100 was invested on November 8, 1995 in the Company's Common Stock at the $16.50 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

            Comparison of Five Year(1) Cumulative Total Return Among
          Investors Financial Services Corp., Nasdaq Stock Market Index
                        and Nasdaq Financial Stocks Index


                                         11/8/95      12/29/95      12/31/96      12/31/97      12/31/98
                                         -------      --------      --------      --------      -------
Investors Financial Services Corp......    100         125.76        168.36        279.45        362.76
Nasdaq Stock Market Index..............    100         100.58        123.68        151.74        213.30
Nasdaq Financial Stocks Index..........    100         105.02        134.63        205.66        198.99

------------

         (1) Prior to November 8, 1995 the Company's Common Stock was not publicly traded.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has adopted a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                                   PROPOSAL 2

         APPROVAL OF THE AMENDED AND RESTATED 1995 NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN

         The 1995 Non-Employee Director Stock Option Plan was adopted by the Board of Directors and approved by the Company's sole stockholder in October 1995 and subsequently amended and restated and approved by the stockholders of the Company in 1997. The Director Plan provides for the grant of options to purchase a maximum of 100,000 shares of Common Stock to non-employee directors of the Company. The Board of Directors has approved and recommended to the stockholders that they approve the Amended and Restated 1995 Non-Employee Director Plan containing the amendments set forth below.

THE AMENDMENTS

         The Director Plan, as amended, will allow non-employee directors to pay for the exercise price of vested options through the surrender of shares of Common Stock already owned by the director. As amended, the Director Plan also provides that shares of Common Stock surrendered in payment of the exercise price are added back into the total number of shares available for grant under the Director Plan. Therefor, only the net number of shares issued upon such an exercise are counted against the number of shares issued under the Director Plan. For example, if a director exercises options to purchase 300 shares of Common Stock and pays the exercise price by delivering 200 shares of Common Stock, only the net 100 shares are counted as being issued under the Director Plan.

         The proposed amendments also provide for the automatic grant of "reload" options when a non-employee director exercises options using the surrender of shares method. The new "reload" stock option will:

                  - be an option to purchase the number of shares paid to the Company as the exercise price for the exercise of the original stock option
                  - have a per share exercise price equal to the fair market value of the Common Stock as of the date of exercise of the original stock option
                  - be immediately exercisable and have a term of ten years from the date of the original stock option
                  - otherwise have the same terms and conditions as the original stock option, except that it will not provide for the automatic grant of additional reload stock options upon its exercise

         Finally, the amendments to the Director Plan provide for two changes to the provisions regarding the term of option agreements. First, the Director Plan, as amended, states that option grants after January 12, 1999 shall have a term of ten years from the date of grant, an increase from the previous five-year term. Second, the Director Plan provides that if a non-employee director ceases to be a member of the Board for any reason other than death or permanent disability, any outstanding option shall remain exercisable until the scheduled expiration date of the option. The Director Plan previously provided that all such vested options would terminate 90 days after cessation of Board membership. Such option shall remain exercisable, however, only to the extent the option was exercisable at the time the director ceased to be a member of the Board.

         The Company relies on stock options as the essential part of the compensation package necessary for the Company to attract and retain qualified and experienced non-employee members of its Board of Directors. Non-employee directors receive a grant of options to purchase 2,500 shares of Common Stock at the fair market value on the date of grant upon their initial election to the Board and upon each one-year anniversary of their election. Non-employee directors also receive an annual cash retainer of $10,000 plus 1,100 for each meeting attended.

         Surrendering shares of Common Stock in payment of the exercise price allows non-employee directors to purchase and hold shares without having to raise cash or, as is common, immediately sell the option shares in a cashless exercise in order to pay the exercise price. In addition, the grant of the reload option encourages non-employee directors to exercise and hold shares of Common Stock because they can continue to participate in future appreciation in the price of the Common Stock without the reduction in their stock ownership that would otherwise occur when they paid to the Company the shares of Common Stock representing the exercise price. These provisions encourage non-employee directors to exercise their options, and own shares of Common Stock outright, earlier in the option term. Continued ownership of Common Stock by non-employee directors aligns the interests of those directors with the interests of the Company's stockholders. Accordingly, the Company and the Board believe, therefore, that these amendments are in the best interest of both the Company and its stockholders.

DESCRIPTION OF THE DIRECTOR PLAN

         The complete text of the Amended and Restated 1995 Non-Employee Director Stock Option Plan, as amended (the "Director Plan"), is attached hereto as APPENDIX A and the following discussion is qualified in its entirety by the full text of the Director Plan.

         The Director Plan is administered by the Board or by a committee appointed by the Board. The Board or the appointed committee, subject to the provisions of the Director Plan, has the power to construe the Director Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Director Plan as it may deem desirable. The Compensation Committee currently administers the Director Plan.

         The Director Plan authorizes the grant of options for up to 100,000 shares of Common Stock. As of the Record Date, options to purchase 66,940 shares of Common Stock had been granted under the Director Plan. Outstanding options under the Director Plan are subject to adjustment for capital changes. If any options granted under the Director Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under the Director Plan. If an optionee uses shares of Common Stock to pay the exercise price of an option, only the number of shares issued net of shares tendered in payment of such exercise price shall be deemed to be issued for the purposes of determining the maximum number of shares available under the Director Plan.

         The Director Plan authorizes the grant to each director who is not an employee of the Company and who is first elected as a director after the date of the Company's initial public offering, an option to purchase 2,500 shares of Common Stock on the date of such director's first election to the Board. Each non-employee director will also receive, on each one-year anniversary of such director's first election to the Board, an option to purchase 2,500 shares of Common Stock, provided that such director has continuously served on the Board during such one-year period.

         In addition to the automatic grant of options described above, the Director Plan, as amended, also provides that each non-employee director may make a written election (an "Election") to receive, in lieu of his or her cash retainer, options to acquire shares of Common Stock. Any Election must be received by the Company no less than six-months prior to the scheduled payment of the cash retainer which the Election is scheduled to replace. Each non-employee director who elects to receive options in lieu of his or her cash retainer shall be granted an option to purchase shares on the first day of each calendar quarter. The total number of shares of stock to be covered by the option is equal to the quotient obtained by dividing the cash retainer scheduled to be paid on such date by the value of an option on the date of grant as determined using the Black-Scholes model. An Election may only be revoked by a written revocation, which revocation shall take effect six months after receipt of such revocation by the Company.

         If an optionee makes payment for the exercise of an option granted hereunder through the delivery to the Company of shares of Common Stock, such optionee shall be granted automatically a new "reload" stock option. Such new "reload" stock option shall (i) be an option to purchase the number of shares paid to the Company as the exercise price for the exercise of the original stock option, (ii) have a per share exercise price equal to the fair market value of such shares as of the date of exercise of the original stock option, (iii) be immediately exercisable and have a term of ten years from the date of the original stock option, and (iv) otherwise have the same terms and conditions as the original stock option, except that it will not provide for the automatic grant of additional reload stock options upon its exercise.

         The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. The exercise price is subject to adjustment for changes in capitalization. The Director Plan requires that options granted thereunder will expire on the date which is ten years from the date of grant. Options granted prior to January 12, 1999 expire on the date which is five years from the date of grant. Each option granted pursuant to the automatic grant provisions of the Director Plan becomes exercisable in forty-eight equal monthly installments. Options granted in lieu of a cash retainer and reload options vest immediately.

         Subject to the terms and conditions of the Director Plan, an option granted under the Director Plan shall be exercisable in whole or in part by giving written notice to the Company at its principal executive offices. The notice must state the number of shares as to which the option is being exercised and must be accompanied by payment in full for such shares by cash, check, surrender of shares of Common Stock or, consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company.

      If an optionee ceases to be a member of the Board for any reason other than death or permanent disability, any unexercised portion of an option to the extent vested remains exercisable until the scheduled expiration date of the option. In the event that an optionee ceases to be a member of the Board by reason of his or her death or permanent disability, any option granted to such optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the optionee (or by the optionee's personal representative, heir or legatee, in the event of death) until the scheduled expiration date of the option.

         No option granted pursuant to the Director Plan is assignable or transferable other than by will or by the laws of descent and distribution and is exercisable during the optionee's lifetime only by him or her. Option holders and the Company are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. Upon the happening of any of the foregoing events, the class and aggregate number of shares reserved for issuance upon the exercise of options under the Director Plan shall be appropriately adjusted to reflect the events.

         Options may not be granted under the Director Plan after October 1, 2005, and the Director Plan will terminate when all options granted or to be granted thereunder are no longer outstanding. The Board may from time to time adopt amendments, certain of which are subject to shareholder approval, and may terminate the Director Plan at any time, although such action shall not affect options previously granted under the Director Plan.

         The following general rules are applicable under current federal income tax law to options under the Director Plan.

                  1. Options granted under the Director Plan do not qualify as "Incentive Stock Options" under Section 422 of the Code.

                  2. A Director will not recognize any taxable income upon the grant of an option under the Director Plan (provided that the option does not have a readily ascertainable fair market value), but will generally recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

                  3. When a director sells the Common Stock acquired upon exercise of an option, he or she generally will recognize a capital gain or loss equal to the difference between the amount realized upon sale of the stock and his or her basis in the stock (in the case of a cash exercise, the exercise price plus the amount, if any, taxed to the director as compensation income as a result of his or her exercise of the option). If the director's holding period for the stock exceeds 1 year, the gain or loss will be long-term capital gain or loss.

                  4. Generally, upon any grant or exercise of an option in which a director does not recognize compensation income, no tax deduction will be allowed to the Company. When a director recognizes compensation income as a result of the exercise of an option under the Director Plan, the Company generally will be entitled to a corresponding deduction for income tax purposes.

                  5. Special rules apply if the Common Stock acquired through the exercise of an option is subject to vesting or resale restrictions under federal securities laws applicable to directors.

         Approval of the Amended and Restated 1995 Non-Employee Director Stock Option Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and voting on this proposal.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED
                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.


                                   PROPOSAL 3

                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1999. Deloitte & Touche has served as the Company's accountants since the fiscal year ended October 31, 1989. It is expected that a member of Deloitte & Touche will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by the Board of Directors in selecting auditors for future years.

         Ratification of the selection of Deloitte and Touche to serve as auditors for the fiscal year ending December 31, 1999 will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and voting on this proposal.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
    A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.


                              SECTION 16 REPORTING

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the period ended December 31, 1998, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the period ended December 31, 1998.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Company must be received at the Company's principal executive offices not later than November 5, 1999 nor earlier than September 5, 1999. Proposals of stockholders not intended for inclusion in the proxy statement must be received at the Company's principal executive offices not later than November 5, 1999 nor earlier than September 5, 1999 to be properly brought before the next Annual Meeting of Stockholders of the Company. All stockholder proposals must comply with the applicable requirements of the Company's by-laws. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Investors Financial Services Corp., P.O. Box 9130, Boston, MA 02117-9130, Attention: Corporate Secretary.

                            EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                                                      APPENDIX A

                       INVESTORS FINANCIAL SERVICES CORP.

                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                   AMENDED AND RESTATED AS OF JANUARY 12, 1999



      1. PURPOSE. This Non-Qualified Stock Option Plan, to be known as the 1995 Non-Employee Director Stock Option Plan (hereinafter, this "Plan") is intended to promote the interests of Investors Financial Services Corp. (hereinafter, the "Company") by providing an inducement to obtain and retain the services of qualified persons who are not employees or officers of the Company to serve as members of its Board of Directors (the "Board").

      2. AVAILABLE SHARES. The total number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") for which options may be granted under this Plan shall not exceed 100,000 shares, subject to adjustment in accordance with paragraph 12 of this Plan. Shares subject to this Plan are authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. If any options granted under this Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under this Plan. If, in accordance with the Plan, an optionee uses shares of common stock of the Company to pay the exercise price of an Option, only the number of shares issued net of shares tendered in payment of such exercise price shall be deemed to be issued for purposes of determining the maximum number of shares available under the Plan.

      3. ADMINISTRATION. This Plan shall be administered by the Board or by a committee appointed by the Board (the "Committee"). In the event the Board fails to appoint or refrains from appointing a Committee, the Board shall have all power and authority to administer this Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board. The Committee shall, subject to the provisions of the Plan, have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any option granted under it.

      4. AUTOMATIC GRANT OF OPTIONS. Subject to the availability of shares under this Plan, (a) each person who is or becomes a member of the Board and who is not an employee or officer of the Company (a "Non-Employee Director") shall be automatically granted on the later of (i) the date such person is first elected to the Board or (ii) the date of pricing of the Company's initial public offering of shares of Common Stock (the "Approval Date") (such later date being referred to herein as the "Grant Date"), without further action by the Board, an option to purchase 2,500 shares of the Common Stock, and (b) each person receiving an option pursuant to clause (a) above who is a Non-Employee Director shall be, on each successive one-year anniversary of such person's Grant Date during the term of this Plan, automatically granted on each such date an option to purchase 2,500 shares of the Common Stock.


      5. ELECTION TO RECEIVE STOCK OPTIONS. In addition to the automatic grant of options under Section 4, subject to the availability of shares under this Plan, each Non-Employee Director may make an election (the "Election") to receive, in lieu of his or her cash retainer, options to acquire shares of Common Stock. The Election must be in writing and must be delivered to the Secretary of the Company at least six months prior to the scheduled payment date of the cash retainer which it is intended to replace.

      (a) Any Election shall be irrevocable for six months and may only be revoked after such six-month period by a written revocation which shall take effect six months after receipt of such revocation by the Company.

      (b) Each Non-Employee Director who elects to receive options in lieu of his or her cash retainer shall be granted an option to purchase shares on the first day of each calendar quarter provided that at least six months has lapsed since the Election. The total number of shares of stock to be covered by the option shall be equal to the quotient obtained by dividing the cash retainer by the value of an option on the date of grant as determined using the Black-Scholes model.

      6. RELOAD OPTIONS. If an optionee makes payment for the exercise of an option granted hereunder through the delivery to the Company of shares of the Company's Common Stock pursuant to paragraph 11(b) of this Plan, such optionee shall be granted automatically a new "reload" stock option. Such new "reload" stock option shall (i) be an option to purchase the number of shares provided as consideration for the exercise price in connection with the exercise of the original stock option, (ii) have a per share exercise price equal to the fair market value of such shares as of the date of exercise of the original stock option, (iii) be immediately exercisable and have a term of ten years from the date of the original stock option, and (iv) otherwise have the same terms and conditions as the original stock option, except that it will not provide for the automatic grant of additional reload stock options upon its exercise.

      7. OPTION PRICE. The purchase price of the stock covered by an option granted pursuant to this Plan shall be 100% of the fair market value of such shares on the day the option is granted. The option price will be subject to adjustment in accordance with the provisions of paragraph 12 of this Plan. For purposes of this Plan, if, at the time an option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if prices or quotes are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market List. Notwithstanding, the purchase price of the stock underlying the options granted upon the pricing of the Company's initial public offering pursuant to Section 4(a)(ii) above shall be the initial public offering price of the Company's Common Stock. However, if the Common Stock is not publicly traded at the time an option is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

      8. PERIOD OF OPTION. Unless sooner terminated in accordance with the provisions of paragraph 10 of this Plan, an option granted hereunder shall expire on the date which is ten (10) years after the date of grant of the option. Notwithstanding, options granted prior to January 12, 1999 shall expire on the date which is five (5) years after the date of grant.

      9. (a) VESTING OF SHARES AND NON-TRANSFERABILITY OF OPTIONS. Options granted under this Plan shall not be exercisable until they become vested. Options granted under Section 4 of this Plan shall vest in the optionee and thus become exercisable in 48 equal monthly installments beginning one month from the date of grant, provided that the optionee has continuously served as a member of the Board through such vesting date. Options granted under Section 5 of this Plan shall vest in the optionee and thus become exercisable on the date of grant.

      The number of shares as to which options may be exercised shall be cumulative, so that once the option shall become exercisable as to any shares it shall continue to be exercisable as to said shares, until expiration or termination of the option as provided in this Plan.

              (b) NON-TRANSFERABILITY. Any option granted pursuant to this Plan shall not be assignable or transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the optionee's lifetime only by him or her.

      10.     TERMINATION OF OPTION RIGHTS.

              (a) In the event an optionee ceases to be a member of the Board for any reason other than death or permanent disability, any then unexercised portion of options granted to such optionee shall, to the extent not then vested, immediately terminate and become void; and any portion of an option which is then vested but has not been exercised at the time the optionee so ceases to be a member of the Board shall remain exercisable until the scheduled expiration date of the option.

              (b) In the event that an optionee ceases to be a member of the Board by reason of his or her death or permanent disability, any option granted to such optionee shall be immediately and automatically accelerated and become fully vested and all unexercised options shall be exercisable by the optionee (or by the optionee's personal representative, heir or legatee, in the event of death) until the scheduled expiration date of the option.

      11. EXERCISE OF OPTION. Subject to the terms and conditions of this Plan and the option agreements, an option granted hereunder shall, to the extent then exercisable, be exercisable in whole or in part by giving written notice to the Company by mail or in person addressed to the Company, at its principal executive offices, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares. Payment may be (a) in United States dollars in cash or by check, (b) through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. There shall be no such exercise at any one time as to fewer than one hundred (100) shares or all of the remaining shares then purchasable by the person or persons exercising the option, if fewer than one hundred (100) shares. The Company's transfer agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the optionee as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the optionee as soon as practicable after payment of the option price in full. The holder of an option shall not have any rights of a stockholder with respect to the shares covered by the option, except to the extent that one or more certificates for such shares shall be delivered to him or her upon the due exercise of the option.

      12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND OTHER EVENTS. Upon the occurrence of any of the following events, an optionee's rights with respect to options granted to him or her hereunder shall be adjusted as hereinafter provided:

              (a) STOCK DIVIDENDS AND STOCK SPLITS. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

              (b) RECAPITALIZATION ADJUSTMENTS. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise, each option granted under this Plan which is outstanding but unvested as of the effective date of such event shall become exercisable in full 15 days prior to the effective date of such event. In the event of a reorganization, recapitalization, merger, consolidation, or any other change in the corporate structure or shares of the Company, to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, adjustments in the number and kind of shares authorized by this Plan and in the number and kind of shares covered by, and in the option price of outstanding options under this Plan necessary to maintain the proportionate interest of the optionee and preserve, without exceeding, the value of such option, shall be made. Notwithstanding the foregoing, no such adjustment shall be made which would, within the meaning of any applicable provisions of the Internal Revenue Code of 1986, as amended, constitute a modification, extension or renewal of any Option or a grant of additional benefits to the holder of an Option.

              (c) ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

              (d) ADJUSTMENTS. Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in paragraphs 2, 4, 5 and 6 of this Plan that are subject to options which previously have been or subsequently may be granted under this Plan shall also be appropriately adjusted to reflect such events. The Board shall determine the specific adjustments to be made under this paragraph 12 and its determination shall be conclusive.

      13. RESTRICTIONS ON ISSUANCE OF SHARES. Notwithstanding the provisions of paragraphs 4, 5, 6 and 12 of this Plan, the Company shall have no obligation to deliver any certificate or certificates upon exercise of an option until one of the following conditions shall be satisfied:

            (i) The issuance of shares with respect to which the option has been exercised is at the time of the issue of such shares effectively registered under applicable Federal and state securities laws as now in force or hereafter amended; or

           (ii) Counsel for the Company shall have given an opinion that the issuance of such shares is exempt from registration under Federal and state securities laws as now in force or hereafter amended; and the Company has complied with all applicable laws and regulations with respect thereto, including without limitation all regulations required by any stock exchange upon which the Company's outstanding Common Stock is then listed.

      14. LEGEND ON CERTIFICATES. The certificates representing shares issued pursuant to the exercise of an option granted hereunder shall carry such appropriate legend, and such written instructions shall be given to the Company's transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933 or any state securities laws.

      15. REPRESENTATION OF OPTIONEE. If requested by the Company, the optionee shall deliver to the Company written representations and warranties upon exercise of the option that are necessary to show compliance with Federal and state securities laws, including representations and warranties to the effect that a purchase of shares under the option is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933).

      16. OPTION AGREEMENT. Each option granted under the provisions of this Plan shall be evidenced by an option agreement, which agreement shall be duly executed and delivered on behalf of the Company and by the optionee to whom such option is granted. The option agreement shall contain such terms, provisions and conditions not inconsistent with this Plan as may be determined by the officer executing it.

      17. TERMINATION AND AMENDMENT OF PLAN. Options may no longer be granted under this Plan after October 1, 2005, and this Plan shall terminate when all options granted or to be granted hereunder are no longer outstanding. The Board may at any time terminate this Plan or make such modification or amendment thereof as it deems advisable; PROVIDED, HOWEVER, that the Board may not, without approval by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on such matter at a meeting, (a) increase the maximum number of shares for which options may be granted under this Plan (except by adjustment pursuant to Section 12), (b) materially modify the requirements as to eligibility to participate in this Plan, (c) materially increase benefits accruing to option holders under this Plan or (d) amend this Plan in any manner which would cause Rule 16b-3 under the Securities Exchange Act (or any successor or amended provision thereof) to become inapplicable to this Plan; and PROVIDED FURTHER that the provisions of this Plan specified in Rule 16b-

3(c)(2)(ii)(A) (or any successor or amended provision thereof) under the Securities Exchange Act of 1934 (including without limitation, provisions as to eligibility, amount, price and timing of awards) may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Termination or any modification or amendment of this Plan shall not, without consent of a participant, affect his or her rights under an option previously granted to him or her.

      18. WITHHOLDING OF INCOME TAXES. Upon the exercise of an option, the Company, in accordance with Section 3402(a) of the Internal Revenue Code, may require the optionee to pay withholding taxes in respect of amounts considered to be compensation includible in the optionee's gross income.

      19. COMPLIANCE WITH REGULATIONS. It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor or amended provision thereof) and any applicable Securities and Exchange Commission interpretations thereof. If any provision of this Plan is deemed not to be in compliance with Rule 16b-3, the provision shall be null and void.

      20. GOVERNING LAW. The validity and construction of this Plan and the instruments evidencing options shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

                                                            6461
/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE
                                                           WITHHOLD
                                                           AUTHORITY TO
                                                           VOTE FOR ALL
                                FOR ALL NOMINEES           NOMINEES LISTED
                                LISTED ON REVERSE          ON REVERSE
1. To elect two (2)
   Class 1 Directors.
   See reverse side                    / /                       / /
   for instruction.

   -----------------------------------------------------------------------

                                              FOR      AGAINST    ABSTAIN

2. To approve the Company's Amended
   and Restated 1995 Non-Employee             / /        / /        / /
   Director Stock Option Plan.

                                              FOR      AGAINST    ABSTAIN
3. To ratify the selection of
   Deloitte & Touche LLP as auditors
   for the fiscal year ending                 / /        / /        / /
   December 31, 1999.


(PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.)

_____________________________________________________________________________


_____________________________________________________________________________
SIGNATURE(S)                                            DATE

                    INVESTORS FINANCIAL SERVICES CORP.
         PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Sheehan and Karen C. Keenan and each or either of them, proxies with full power of substitution to vote all shares of stock of Investors Financial Services Corp. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 13, 1999, at 11:00 a.m. at the Company's offices at 200 Clarendon Street, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 5, 1999, a copy of which has been received by the undersigned.

The nominees for Class I Director are:
Phyllis S. Swersky and Donald G. Friedl

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name in the space provided below Proposal 1 on reverse side. To vote for or against all nominees, see Proposal 1 on reverse side.

                                            (To be signed on reverse side)